Exhibit 23.1

New York Office: 805 Third Avenue 14th floor New York, NY 10022 212.838-5100 www.rbsmllp.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of NextPlat Corp. and subsidiaries (the “Company”) as of and for the years ended December 31, 2025 and 2024 of our report dated March 31, 2026 included in its Registration Statements on Form S-3 (No. 333-272809 and 333-292211) and Form S-8 (File No. 333-280655, 333-287913 and 333-293095) relating to the consolidated financial statements.

/s/ RBSM LLP

We have served as the Company’s auditor since 2014.

New York, New York

March 31, 2026